Exhibit 10.1

CONTENT PREPARATION AND DISTRIBUTION SERVICES AGREEMENT

by and between

ASCENT MEDIA GROUP, INC.

and

ON COMMAND VIDEO CORPORATION

dated as of

March 24, 2003

Ascent Media Group and On Command Video Corporation Confidential Information

LIST OF EXHIBITS

Exhibit A	-	Content Preparation Services Agreement

Exhibit B	-	Content Distribution Service Level Terms and Conditions

Exhibit C	-	Link Budget

Exhibit D	-	Mutual Nondisclosure Agreement

Exhibit E	-	Satellite Specifications

Exhibit F	-	Additional Payment Terms

Exhibit G	-	Limitation of Liability

Exhibit H	-	Early Termination Fee

Confidential Information of Ascent Media Group and On Command Video Corporation

i

Content Preparation and Distribution Services Agreement

This Content Preparation and Distribution Services Agreement (this “Agreement”), dated as of March 24, 2003 (the “Effective Date”), is by and between Ascent Media Group, Inc., a Delaware corporation with offices at 520 Broadway, 5th Floor, Santa Monica, CA 90401 (“Ascent”), and On Command Video Corporation, a Delaware corporation, with offices at 4610 South Ulster Street, 6th Floor, Denver, CO 80237 (“OCV”).  “Party” means each party individually, and “Parties” means OCV and Ascent.

The Parties, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

Section 1.    Definitions.

As used in this Agreement, the following defined terms shall have the meanings set forth below.  Other capitalized terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

1.1                               “AMNS Burbank” means Ascent Media Network Services/Burbank, an operations department of Ascent.

1.2                               “Business Day” shall mean each day included in the definition of Regular Business Hours, except that for purposes of submitting Transmission Requests, OCV will be deemed to have submitted the Transmission Request one Business Day prior to such Request if it submits the request (i) prior to 12 p.m. Pacific Time on the preceding Business Day for all Transmission Requests scheduled to begin before 12 p.m. the following Business Day, (ii) prior to 5 p.m. Pacific Time on the preceding Business Day for all Transmission Requests scheduled to begin after 12 p.m. on the following Business Day.

1.3                               “Content” means the content of any programming material and associated Scripts included in the OCV VOD Offering to its end customers, and software associated with the OCV VOD Offering.

1.4                               “Content Distribution Services” or “Services” means the maintenance and operation of the Content Distribution System and provision of the services described in the Service Level Terms and Conditions, attached as Exhibit B, all in accordance with this Agreement.

1.5                               “Content Distribution System” means a content distribution system consisting of the Uplink Facility and access to the Satellite Transponder for the purpose of delivering Transmissions from the Uplink Facility to the Satellite Transponder in accordance with the terms and conditions of this Agreement.

1.6                               “Effective Date” is defined in the first paragraph of this Agreement.

1.7                               “Equipment” means any hardware, equipment and related materials (excluding Packages), if any, transferred to Ascent for use pursuant to this Agreement during the Term.

1.8                               “FEC” means the Forward Error Correction rate applied to Content files.  Unless otherwise specified by OCV in a Transmission Request, the FEC rate shall be 5%.

1.9                               “Force Majeure Event” is defined in Section 12.

1.10                        “Governmental Authorities” means all international, foreign, United States, state and local governmental authorities, regulatory bodies and courts having jurisdiction over the terms of this Agreement.

1.11                        “Intellectual Property Rights” means any:

(a)                                    patents whether registered or unregistered;

(b)                                  inventions whether or not capable of protection by patent or registration;

(c)                                   rights in commercial information and technical information, including know-how, research and development data, manufacturing methods and data, specifications and drawings, formulas, trade secrets, algorithms, prototypes and research materials;

(d)                                   copyrights (including without limitation any application, registration or renewal related thereto), registered designs or design rights (whether or not capable of protection by registration), trademarks (including without limitation service marks, logos, sound logos, certification marks, and trade names, together with any applications, registrations and renewals for any of the foregoing and the goodwill associated with each), mask work rights, and database rights;

(e)                                   applications for the grant of rights of the foregoing descriptions; and

(f)                                      rights of a similar or analogous nature to any of the foregoing whether in existence now or in the future and wherever located in the world.

1.12                        “Laws” is defined in Section 10.1.7.

1.13                        “Licensed Rights” means any and all rights, licenses, consents and approvals that are necessary for OCV to provide Ascent with Packages in the form contemplated by this Agreement and for Ascent to perform its obligations under this Agreement.

1.14                        “Link Budget” means the link budget attached as Exhibit C and incorporated herein.

1.15                        “Losses” means all losses, costs, expenses, liabilities and damages reasonably incurred resulting from or relating to under any claim, demand, settlement, litigation or final judgment, and all related reasonable and documented costs and expenses, including reasonable and documented legal fees, fines, interest and penalties.

1.16                        “Monthly Fee” is defined in Exhibit F.

1.17                        “MPAA” means the Motion Picture Association of America.

1.18                        “OCV VOD Offering” means the Content for movies, video games and audio music that OCV offers to its end customers on a video-on-demand basis.

1.19                        “Package” means the content (i.e., programming material and Scripts) for each item of Content, which has been prepared for Transmission.

1.20                        “Payment Past Due Date” is as defined in Section 9.2.

1.21                        “Receive Station” means the equipment, consisting of a satellite dish and a receive personal computer (commonly referred to as a “catcher”) at either (i) a hotel, motel, resort or other location in the continental United States, Hawaii, Alaska, and parts of Canada and the Caribbean that participates in the OCV VOD Offering, or (ii) any location for the purpose of system operations or software or system development.  A hotel, motel or resort may have more than one catcher and OCV may increase without limitation the total number of Receive Stations during the Term.

1.22                        “Regular Business Hours” means Monday through Friday, 8 a.m. to 5 p.m. Pacific Time, excluding the following Ascent holidays, which may be updated from time to time by prior written notice of Ascent: New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day after Thanksgiving and Christmas Day.

1.23                        “Satellite” means the satellite listed on Exhibit E, or such other satellite to which Ascent is permitted under this Agreement to send Transmissions.

1.24                        “Satellite Access Agreement” means an agreement between Ascent and the Satellite Provider allowing Ascent to access the Satellite Transponder on terms and conditions agreed by Ascent and the Satellite Provider.

1.25                        “Satellite Access Requirements” means all technical, operational and access requirements of Ascent set forth in the Satellite Access Agreement.

1.26                        “Satellite Provider” means the owner, agent or broker of the Satellite to which Ascent will contract with to receive access to the Satellite Transponder.

1.27                        “Satellite Transponder” means the satellite transponder listed in Exhibit E, or such other satellite transponder to which Ascent is permitted under this Agreement to send Transmissions.

1.28                        “Scripts” means all data, text or information associated with programming material.

1.29                        “Service Credit” means an amount credited to OCV due to Service Failures, which shall offset any amount owed by OCV to Ascent under this Agreement in the second month following the month such Service Failures occurred.

1.30                        “Service Failure” means any problem or failure in the Content Distribution System by Ascent to distribute a Package pursuant to a Transmission Request (as defined in Exhibit B, Section 1.1.2) that impacts the Transmission schedule.  A Service Failure shall not include any problem or failure to complete Transmissions due to the failure of the Satellite, the Satellite Transponder, a Receive Station, OCV or OCV’s failure to meet its obligations under this Agreement.

1.31                        “Store and Forward Hub” means the transmission origination station (commonly referred to as the “pitcher”).

1.32                        “Technology” means algorithms, designs, drawings, formulae, know-how, ideas, mask works, inventions, data, programs, improvements, developments, discoveries, concepts, methodologies, techniques, processes, software, specifications, and other forms and types of intangible property, in each case whether or not patentable.

1.33                        “Term” is as defined in Section 2.

1.34                        “Test Package” is defined in Section 1.1.13 of Exhibit B.

1.35                        “Transmission” means the transmission of a single or a group of Packages using the Content Distribution System.

1.36                        “Uplink Facility” means, collectively, an earth station facility, an Internet Protocol (IP) encapsulator, an HPA, and a Store and Forward Hub, provided and maintained in accordance with the terms specified in this Agreement.

Section 2.  Term.

The term of the Agreement shall commence on April 1, 2003 (the “Commencement Date”) and shall expire five years after the Commencement Date, unless sooner terminated as provided under this Agreement (the “Term”).  This Agreement shall be effective as of the Effective Date.  This Agreement will automatically terminate upon the expiration of the Term, unless terminated earlier by mutual agreement in writing by the Parties or as provided in this Agreement.

Section 3.  Contract Documents.

The contract documents consist of this Agreement and each of the Exhibits (each as may be amended from time to time in accordance with the terms of this Agreement), which are attached and incorporated into this Agreement by this reference, except that Exhibit A is attached for the convenience of the Parties only, and shall be considered a separate agreement between the Parties.

Section 4.  Description of Services.

4.1                               Content Distribution Services.

4.1.1                     Transmission Services.  Ascent shall provide all services necessary to provide Content Distribution Services for OCV as specified under this Agreement.

4.1.2                     Expanded Services.  If Customer wishes to expand the scope of Content Distribution Services (the “Expanded Services”), the Parties shall mutually agree in writing on the terms of such expanded scope of Content Distribution Services, including but not limited to the related pricing terms, before Ascent has an obligation to perform the Expanded Services.

(a)                                  Satellite Transponder Bandwidth Option.  To the extent bandwidth is available, OCV shall have the option to increase the bandwidth of the Satellite Transponder in 1-Mhz increments for a fee per Mhz set forth in Section 9.1.1(c).  Once increased, the bandwidth shall remain at the new level for the duration agreed to by the Parties.

4.1.3                     Ad-Hoc Services.  Ascent shall provide ad-hoc services, such as software development and documentation for satellite distribution integration (“Ad-Hoc Services”), provided that the Parties mutually agree in writing on the terms of the Ad-Hoc Services, including but not limited to the related pricing terms, before Ascent has an obligation to perform the Ad-Hoc Services.

4.1.4                     Back-Up Services.  If Content Distribution Services are unavailable for any reason, including a Force Majeure Event, Ascent shall use commercially reasonable efforts to use alternate Ascent facilities, obtain an alternate third party provider or identify options to reconfigure the facilities used for the Content Distribution Services, as needed, in order for Ascent to continue providing the Content Distribution Services at the same polarity and utilizing a satellite in the same orbital position as the Satellite (the “Back-Up Services”).  Subject to subsection (d) below, the terms of this Section are not intended to limit OCV’s right to exercise all of its remedies under this Agreement, including its rights under Section 14.5.  Should Ascent provide Back-Up Services:

(a)                                  Such Back-Up Services shall be provided, to the extent possible, through the period that the Content Distribution Services are unavailable;

(b)                                 Ascent shall have no liability for services, or omission of services, provided by an alternate third party provider, if the reason for the unavailability of Content Distribution Services is a Force Majeure Event;

(c)                                  Ascent shall promptly restore the Content Distribution Services in accordance with Exhibit B; and

(d)                                 OCV shall not be entitled to Service Credits during the period in which Back-Up Services are being provided in accordance with the terms and conditions of this Agreement, including the service level requirements set forth in Exhibit B.

(e)                                  OCV shall continue paying the Monthly Fee (and other applicable fees, if any).

4.2                               Content Distribution System.   Ascent shall provide a Content Distribution System, which shall be operational twenty-four (24) hours a day, seven (7) days a week.

4.3                               Uplink Facility.

4.3.1                     Requirements.  Ascent shall provide and maintain an Uplink Facility meeting the specifications set forth below.  Ascent shall monitor the Uplink Facility twenty-four (24) hours a day, seven (7) days a week in accordance with the terms and conditions in this Agreement.  The Uplink Facility shall have the following specifications:

(a)                                  Capable of transmitting Packages to Satellite Transponder at a 1.5 Mbps sustained information rate, which is burstable to 3.0 Mbps, or such greater numbers as the Parties agree upon if OCV exercises its option to increase the bandwidth of the Satellite Transponder pursuant to Section 4.1.2(a);

(b)                                  Digital video broadcast (DVB) compliant as determined by the Receive Station specifications provided by OCV;

(c)                                  FEC capability;

(d)                                  Satellite Access Requirements and operation parameters compliant;

(e)                                  Federal Communications Commission (FCC) compliant;

(f)                                    Within three (3) months from the Effective Date, Uplink Facility will have a redundant uplink, consisting of a radio frequency (RF) transmit chain, a DVB modulator, an IP encapsulator, a Store and Forward Hub and a catcher.

(g)                                 Provision of security of the Uplink Facility in compliance with MPAA guidelines, including physical access control to RF transmit chain, DVB modulator, IP encapsulator, and Store and Forward Hub, and application access control to the IP encapsulator and the Store and Forward Hub; and

(h)                                 Storage of the Content at the Uplink Facility in compliance with MPAA guidelines.

4.3.2                     Relocation/Changes.  Ascent may, upon sixty (60) days prior notice, relocate the Uplink Facility and/or change its configuration so long as Ascent shall use diligent efforts not to disrupt the Content Distribution Services.  All terms and conditions relating to Ascent’s obligations to complete Transmissions and OCV’s remedies for any failure to do so apply to this subsection.

4.3.3                     Satellite Transponder.  Ascent shall enter into an agreement with the Satellite Provider for a transponder with specifications provided in Section 4.3.1 above covering the continental United States, Hawaii, Alaska, and parts of Canada and the Caribbean for the Term.  Such agreement shall obligate the Satellite Provider to provide a Satellite Transponder that is non-preemptible and protected such that any failure or unavailability of the Satellite or Satellite Transponder, unless due to OCV’s breach of this Agreement or its gross negligence or willful misconduct, will be restored on either another transponder on the Satellite or a New Satellite then in orbit at no additional cost.  Ascent acknowledges that its obligations set forth in this Section 4.3.3 constitute material obligations of Ascent.

4.3.4                     Acceptability of Satellite Transponder.  OCV acknowledges that the Satellite Transponder in its current working order is appropriate for use by Ascent in performing its obligations under this Agreement.

4.3.5                     Disclosure to OCV.  Ascent agrees to make diligent efforts to include in the Satellite Access Agreement a requirement that the Satellite Provider notify Ascent of any anticipated or current technical problems relating to the Satellite, including problems with the Satellite’s CPU or transponder failures.  Ascent agrees to immediately provide to OCV all non-confidential information in its possession relating to the performance, problems or capacity of Satellite or the Satellite Transponder.  To the extent any such information is deemed confidential, Ascent will seek permission from the Satellite Provider to share such information with OCV subject to OCV’s agreement to consider such information as Ascent’s Confidential Information (as defined in the NDA) and, if required by the Satellite Provider, OCV’s execution of a nondisclosure agreement with the Satellite Provider.

4.3.6                     Compliance with Satellite Access Agreement.  Ascent agrees to comply with all Satellite Access Requirements.  Ascent shall provide OCV with immediate notice if the Satellite Provider has indicated, whether in writing or orally, that it considers Ascent to be in noncompliance or breach of any of the Satellite Access Requirements.

4.3.7                     Satellite or Transponder Failure.  Unless due to OCV’s breach of this Agreement or its gross negligence or willful misconduct, if the Satellite or Satellite Transponder fails, the Parties agree that the following terms apply:

(a)                                  Irreparable Failure.  If (i) the Satellite Transponder or Satellite fails and such failure is irreparable as determined by the Satellite Provider, (ii) the Satellite Transponder or Satellite is unavailable due to actions of a Governmental Authority, or (iii) a change of Satellite Transponder is mandated by the Satellite Provider, then Ascent shall take all reasonable measures to exercise its right under the Satellite Access Agreement to secure access on an alternative Ku-band transponder on the Satellite or, if unavailable, on a Ku-Band transponder on a different satellite of the Satellite Provider then in orbit.  In exercising its rights under the Satellite Access Agreement, Ascent shall take all reasonable measures to secure an alternative Ku-band transponder on the same polarity as the Satellite Transponder, if available.  If the Satellite Provider does not provide an alterative transponder, Ascent shall take all reasonable measures to secure access on an alternative Ku-band transponder (an “Alternative Transponder Agreement”). Ascent shall assume any cost increase in securing access to an alternative transponder, provided, however, that to the extent such cost is more than 50% greater than Ascent’s cost under the pre-existing Satellite Access Agreement, then (i) OCV shall pay Ascent’s cost in excess of such 50% threshold, and (ii) Ascent shall provide notice of such cost increase prior to entering into such Alternative Transponder Agreement; and (iii) Ascent shall comply with a request by OCV to limit the term of the Alternative Transponder Agreement.  In either event, OCV, at its cost, shall re-point and re-tune all current Receive Stations to receive Transmissions from the new transponder.  If Ascent is unable to obtain an alternative transponder from the Satellite Provider or an Alternative Transponder Agreement in accordance with the terms of this subsection, but has fully complied with its obligations under this Agreement, it shall be construed as a Force Majeure Event retroactive to the date of failure of the Satellite or Satellite Transponder.

(b)                                  Repairable Satellite or Transponder Failure.  If the Satellite Transponder or Satellite fails, and the Satellite Provider has indicated that it will repair such failure within thirty (30) days, OCV and Ascent shall be subject to the Satellite Provider’s procedures, and the rights and obligations of Ascent relating to the initiation of Transmissions shall be postponed until such repairs are completed and the terms of Section 12 shall apply.  The Parties agree that should the Satellite Transponder or Satellite fail to be operational as required for Ascent to perform its obligations under this Agreement within thirty (30) days after the date of the Satellite or Satellite Transponder failure, then such failure will be deemed irreparable and the terms of Section 4.3.7(a) above shall apply.  Ascent shall use diligent efforts to work with the Satellite Provider toward the timely repair of the Satellite Transponder or Satellite.

4.3.8                     New Satellite or Satellite Transponder. Ascent, at its sole cost and expense, may utilize a different Satellite Transponder or Satellite (either, “New Satellite”) to fulfill its obligations under this Agreement.  If Ascent decides to do so and such decision is not the result of a Satellite or Satellite Transponder Failure, then Ascent shall provide OCV with ninety (90) days prior written notice of its intent to switch to a New Satellite and the following terms shall apply:

(a)                                  Ascent, at its cost, shall re-point and re-tune all current Receive Stations to receive Transmissions from the New Satellite and Ascent shall use commercially reasonable efforts not to disrupt the Content Distribution Services, and in any event shall not disrupt scheduled Transmissions for more than an aggregate of two (2) days.

(b)                                  All terms and conditions of this Agreement relating to the Satellite, Satellite Transponder and Satellite Access Agreement, shall apply to the New Satellite.

(c)                                  Upon providing OCV with written notice of its decision to switch to a New Satellite, the Parties will work together to develop a plan to assess and minimize the impact, if any, on Ascent’s ability to perform Content Distribution Services under this Agreement.  Ascent shall not switch to a New Satellite if Ascent reasonably determines that doing so will materially impact Ascent’s ability to perform the Content Distribution Services under this Agreement for a period of two (2) days or more, unless Ascent provides Back-Up Services (where such Back-Up Services distribute Packages to the pre-existing Satellite Transponder) at no cost to OCV pursuant to Section 4.1.4 of this Agreement and in compliance with the terms and conditions of this Agreement until all Receive Stations are capable of receiving Transmissions through the New Satellite.

(d)                                  Within fourteen (14) days after the Parties develop the plan described in Section 4.3.8(c) above, if OCV sends written notice to Ascent that OCV reasonably determines that OCV will incur significant expense as a result of the switch to a New Satellite, then Ascent shall not switch access to a New Satellite unless the Parties agree upon reimbursement terms for OCV’s expenses.

(e)                                  OCV’s failure to send notice pursuant to Section 4.3.8(d) above shall be deemed OCV’s approval of Ascent’s proposed switch to a New

Satellite subject, however, to Ascent’s compliance with the terms of Section 4.3.8.

4.4                               Service Level Terms and Conditions.  Ascent agrees to provide the services described in the Service Level Terms and Conditions, attached as Exhibit B and incorporated into this Agreement.

4.5                               Content Preparation Services.  Ascent agrees to provide the services described in the Content Preparation Services Agreement as attached as Exhibit A to this Agreement.

Section 5.  OCV Obligations.

OCV agrees that it shall comply with the responsibilities set forth in this Section at its sole cost and expense.  To the extent Ascent is unable to perform its obligations due to OCV’s failure to perform its obligations, Ascent’s failure to perform shall be excused until such time as OCV performs its obligations.

5.1                               Licensed Rights.  OCV shall obtain all Licensed Rights in accordance with Section 10.3.1 of the Agreement.

5.2                               Facilitate Flow of Information.  OCV shall facilitate the flow of all information required by Ascent to perform the Content Distribution Services including, without limitation, access to appropriate OCV staff.

5.3                               Facilitate Access to Upgrades.  OCV shall facilitate the access to any future OCX hardware and software upgrades to ensure performance and reliability benchmarks.

5.4                               Vendor Relationships.  If required for Ascent to perform its obligations, OCV will facilitate the relationship between OCV’s vendors or system integrators (such as DVA) with Ascent, such that Ascent receives information or assistance required for it to perform services under this Agreement.

5.5                               Equipment.  Subject to Section 11 (Intellectual Property), OCV will install, maintain, service and upgrade (as needed) Equipment on Ascent’s premises.

5.6                               Service Level Terms and Conditions.  OCV shall fulfill its obligations under the Service Level Terms and Conditions attached as Exhibit B to this Agreement.

5.7                               Receive Stations.  OCV shall purchase, install, operate, monitor and maintain all Receive Stations.

5.8                               Compatibility.  OCV shall ensure that the configuration of all Receive Stations are compatible with the Content Distribution System, provided such Content Distribution System meets the requirements specified in this Agreement.

5.9                               Content Obligations.  OCV represents that it is and will remain in compliance with all its obligations with respect to the Content and the OCV VOD Offering, whether under contractual arrangement or by Law, and that OCV shall deliver Content to Ascent for use pursuant to this Agreement that is encrypted, not corrupt and in a condition in which Ascent is able to perform the Services.

Section 6.    OCV Rights.

6.1                               Offering to End Customers of OCV.  OCV has sole control and discretion over the Content offered to its end customers, including, without limitation, all aspects of scheduling, and all title and rights for Content, and availability of Content.  OCV has sole control and discretion over consumer branding and promotion for its end customers.

6.2                               Licensed Rights.  OCV has sole control and discretion over the terms of the Licensed Rights; provided that such Licensed Rights shall include, at a minimum, those rights that are required for Ascent to perform its obligations under this Agreement.

6.3                               Technology.  OCV has sole control and discretion over Technology used by OCV for its Equipment, servers and related applications, subject to Section 5.8.

Section 7.  Quality Assurance; Security.

7.1                               Project Managers; Meetings.  Each Party shall designate one employee with decision-making authority to serve as the principal technical contact for such Party during the term of this Agreement (each a “Project Manager”).  The Project Managers shall work together to ensure that the Services proceed in a timely manner.  Either Party may change its Project Manager at any time and from time to time by giving the other Party written notice.  Both Parties agree that the respective Project Managers shall hold phone calls or meetings on a regular basis, at times and locations mutually agreed upon, to discuss any matters arising under this Agreement.

7.2                               Inspections.  Ascent shall provide OCV and OCV’s designated representatives access to Ascent’s facilities involved in providing the Services to conduct progress reviews, “walk-throughs” and discussions with personnel and management of Ascent regarding the status and conduct of Ascent’s performance of its obligations under this Agreement so long as OCV and OCV’s designated representatives are accompanied by an authorized representative of Ascent and such access is (i) during Business Hours, (ii) scheduled upon reasonable advanced notice, (iii) does not disrupt the conduct of Ascent’s normal business, (iv) complies with all Ascent access control and security requirements, (v) does not violate any Law or MPAA guideline, and (vi) is reasonable in time, scope and frequency.

7.3                               Notice and Reporting to OCV.  Subject to any limitations based on Section 4.3.5 of this Agreement and during Business Hours, Ascent agrees to (i) promptly notify and provide details about any expected or likely delays, resource shortages or other issues that could affect its ability to provide timely and/or conforming deliveries and services under the Agreement and (ii) respond to reasonable requests for information regarding the matters contemplated in this Agreement by OCV.

7.4                               Time of the Essence.  Ascent acknowledges and agrees that time is of the essence in the performance of its obligations hereunder.  This provision shall not impose any additional time constraints on matters that have been expressly agreed to hereunder.

7.5                               Restricted Access.  Ascent shall allow only those employees and authorized agents and independent contractors (collectively, “Ascent Personnel”) actually providing services under this Agreement to access the Content and/or Packages, and such Content and/or Packages shall be accessed only to the extent needed by Ascent Personnel to perform their responsibilities.  Ascent agrees that (i) Content and/or Packages shall not leave Ascent’s possession or control, except to transfer to OCV or distribute Content in accordance with OCV’s instructions as contemplated under this Agreement; and (ii) Ascent shall use Ascent Personnel to effect any transfer of Content and/or Packages within Ascent’s facilities.

7.6                               Notice of Security Issues.  Ascent shall provide prompt notice with supporting details to OCV if it becomes aware of any of the following: (i) any failure to conform to the MPAA security guidelines or the requirements in the Agreement relating to security of Content, Packages, the Uplink Facility or any part of the Content Distribution System, whether or not such failure results in any actual unauthorized use or a breach of security; (ii) any unauthorized use of the Content, Packages or OCV’s Confidential Information; or (iii) any breach of security relating to storage facilities at Ascent.

Section 8.    Link Budget.

8.1                               Obligations.  With respect to obligations regarding the Link Budget, the Parties agree that Ascent (i) shall be responsible only for complying with uplink configuration matters discussed in the Link Budget, (ii) shall take all reasonable measures to have the Satellite Provider comply with the space segment matters discussed in the Link Budget, and (iii) shall not be responsible for complying with Receive Station matters discussed in the Link Budget.

8.2                               Acceptability of Link Budget.  OCV acknowledges that the Link Budget is acceptable for use by it and Ascent in performing their respective obligations under this Agreement.

Section 9.  Payment and Fees.

9.1                               Fee Schedule.  In consideration of the Services to be performed by Ascent, OCV shall pay to Ascent the amounts described below, as adjusted in accordance with Section 9.2 and offset by any Service Credits.  All Monthly Fees (as defined in Exhibit F) shall be due and payable 30 days after receipt of an invoice for completed services.  All other fees shall be due and payable within 30 days after receipt by OCV of an invoice for completed services or authorized expense reimbursable by OCV, if applicable.

9.1.1                     Content Distribution Services Fees.  The fees for Content Distribution Services shall be provided in Exhibit F and incorporated herein by reference.

9.1.2                     Content Preparation Services Fees.  The fees for Content Preparation Services shall be provided in Exhibit A.

9.1.3                     Payments.  Payments to Ascent shall be made in U.S. Dollars via check or wire transfer to the following account:

If mailed by U.S. Mail:	Ascent Media Group, Inc.
Dept 2146
Los Angeles, CA 90084-2146

If mailed by courier:	Ascent Media Group, Inc.
2255 North Ontario Street, Suite 350
Burbank, CA 91504
Wire Transfer:
Bank:	Wells Fargo Bank, N.A.
Address	San Francisco, CA, USA
ABA No.:	121000248
Acct No.:	4122834229
Account Name:	Ascent Media Group
Contact:	Rebecca Clute, Vice President
Wells Fargo Bank, N.A.
6001 Topanga Canyon Blvd. #205
Woodland Hills, CA 91367
(818)716-3248
Swift #	WFBIUS6S

9.2                               Late Payment.  Undisputed past due payments shall incur a late payment charge of one and one-half percent (1.5%) thereof per month (or the maximum rate permitted by law, if less).  A payment shall be deemed past due thirty-one (31) days after such payment is due and payable (the “Payment Past Due Date”).  Billing disputes shall be submitted in writing (including confirmed e-mail transmission) to Ascent within 30 days after OCV discovers the billing issue, but in no case later than 90 days after the date of the invoice.

9.3                               Fees Exclusive of Taxes.  All amounts payable under the Agreement are exclusive of any taxes or other government charges, incurred by Ascent as a result of provision of the Services, equipment and facilities by Ascent pursuant to the Agreement.  OCV will pay any and all (a) sales, use, excise or other taxes (other than taxes measured on the income of Ascent), and (b) regulatory fees or surcharges of all Governmental Authorities, applicable to the Services to be provided by Ascent to OCV.  If OCV is exempt from such taxes, it shall provide Ascent with a tax-exempt certificate.

9.4                               Additional Payment Terms.  The parties agree to the Additional Payment Terms defined in Exhibit F.

Section 10.            Representations and Warranties.

10.1                        Mutual Representations and Warranties.  Each Party represents and warrants to the other that:

10.1.1              It has the right, power and authority to enter into and to fully perform its obligations under this Agreement.

10.1.2              When executed and delivered, this Agreement shall constitute a valid and binding obligation of such Party.

10.1.3              It has not entered and shall not enter into any agreement or arrangement that could reasonably be expected to limit the performance of its obligations, or diminish or impair the rights of the other Party, hereunder.

10.1.4              There are no liens, encumbrances, actions, suits or proceedings pending before any Governmental Authority or, to the knowledge of such Party, threatened against it, that could reasonably be expected to materially limit the performance of its obligations, or to materially impair the rights of the other Party, hereunder.

10.1.5              No approvals, consents, authorizations, permissions, licenses, certificates or permits of any third party, other than the Licensed Rights, are needed for the performance of its obligations hereunder that have not been obtained and that do not remain in full force and effect as of the execution hereof.

10.1.6              As of the date of this Agreement, (a) it has neither sought nor has any intention voluntarily to seek the protection of any bankruptcy law; (b) it has no reason to believe that any of its creditors has caused or intends to cause it to become the subject of any proceedings under any bankruptcy law; and (c) it has no knowledge of any state of facts which, if known to its creditors, (i) would cause it voluntarily to seek the protection of any bankruptcy law, or (ii) might reasonably cause any such creditor to cause it to become the subject of any proceeding under any bankruptcy law.

10.1.7              In the performance of its obligations hereunder, it shall comply with all applicable laws, rules, regulations, statutes and ordinances of all governmental entities including local, state, federal or international, now or hereafter enacted (“Laws”).

10.2                        Ascent Representations and Warranties.

10.2.1              Performance; Productivity.  Ascent represents and warrants that Ascent shall perform all services under this Agreement in a professional manner consistent with industry standards and the terms and conditions of this Agreement.

10.2.2              Non-Infringement.  Ascent represents and warrants that, to the best of its knowledge and belief, the Content Distribution System and the equipment used by Ascent in connection with the performance of its obligations hereunder do not infringe upon or misappropriate any Intellectual Property Right of any third party.

10.2.3              No Additional Warranties.  THE WARRANTIES AND REPRESENTATIONS CONTAINED IN THIS AGREEMENT ARE THE ONLY WARRANTIES AND REPRESENTATIONS MADE BY ASCENT AND CAN BE AMENDED ONLY BY A WRITTEN INSTRUMENT SIGNED BY AN OFFICER OF ASCENT.  ASCENT EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.3                        OCV Representations and Warranties.  OCV represents and warrants that:

10.3.1              Licensed Rights.  OCV has obtained and will maintain throughout the time in which Ascent uses the Content pursuant to this Agreement, all Licensed Rights for Ascent to receive, store and transmit Packages in accordance with the terms of this Agreement and otherwise perform its obligations under this Agreement.

10.3.2              Own Use.  The services to be performed by Ascent are for OCV’s own use to conduct its business and in no event shall OCV be permitted to resell the Content Distribution Services, in whole or in part, to any other person or entity.

10.3.3              Lawful Purpose.  OCV shall use the Content Distribution Services only for lawful purposes and in compliance with all Laws.

10.3.4              Non-Infringement.  To the best of its knowledge and belief, the Equipment does not infringe upon or misappropriate any Intellectual Property Right of any third party.

10.4                        Insurance.  Each Party shall obtain and maintain during the Term and for one (1) year thereafter (i) Errors and Omissions Insurance, on a claims made basis, with minimum limits of Ten Million Dollars ($10,000,000), protecting it and the other Party and its affiliates (its “Affiliates”) from any errors and omissions of itself under this Agreement, and (ii) Media Liability Insurance, on an occurrence form basis, with minimum limits of Ten Million Dollars ($10,000,000), protecting it and the other Party and its Affiliates from any claims based on the Content.  The foregoing insurance coverage may not be reduced or canceled without thirty (30) days prior written notice to the other Party.  All insurance shall be primary and not contributory with regard to any other available insurance held by the other Party or its Affiliates.  All insurance shall be written by companies with a BEST Guide rating of A- or better.  Certificates of insurance shall be promptly furnished to the other Party at its request, and such policies shall include the other Party and its Affiliates as additional insureds, if the other Party is not already named as a primary insured on the policies.

Section 11.                                   Intellectual Property.

11.1                        OCV License.  OCV grants Ascent a non-exclusive and non-transferable license to use the Packages and Equipment supplied by or on behalf of OCV under this Agreement during the Term solely for the purpose of performing Content Distribution Services for OCV in accordance with this Agreement.  Upon termination or expiration of this Agreement for any reason, all Packages and Equipment still in Ascent’s possession shall be immediately returned to OCV.

11.2                        OCV Property.  Subject to the license set forth in Section 11.1 above, Ascent shall have no right, title or interest in the Equipment and Packages, or any Intellectual Property Rights embodied therein.

11.3                        Ascent Property.  Ascent, in connection with the performance and preparation of the work to be performed hereunder may utilize, invent, make or develop Technology to achieve a particular or desired result in the course of performing the Services, and Ascent shall retain all Intellectual Property Rights embodied therein.

Section 12.                                   Force Majeure.

Subject to Ascent’s performance of its obligations, if any, relating to or arising out of the Force Majeure Event (as defined below), Ascent is not liable, either wholly or in part, for nonperformance or a delay in performance due to force majeure or contingencies or causes beyond the reasonable control of Ascent, including but not limited to shortage of labor, fuel, raw material or machinery, or fire, flood, Law, political action, acts of War, acts of terrorism or acts of God (“Force Majeure Event”).  To the extent Ascent claims an inability to perform based on a Force Majeure Event, including Satellite or Satellite Transponder failure, the Monthly Fee shall be reduced pro rata by the number of days during which Ascent has claimed an inability to perform.  If Ascent claims an inability to perform as a result of any Force Majeure event for a period of thirty (30) consecutive days, then OCV may terminate the Agreement pursuant to Section 14.5(ii).

Section 13.                                   Dispute Resolution.

13.1                        Informal Dispute Resolution.  Prior to the initiation of any formal proceeding, the Parties shall first attempt to resolve any dispute informally pursuant to this Section 13.1.  Upon the written request of a Party, the other Party shall appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.   The following guidelines shall apply:

13.1.1              The designated representatives shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution.  The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

13.1.2              During the course of discussion, all reasonable requests made by one Party to another for non-privileged information, reasonably related to this Agreement, shall be honored in order that each of the Parties may be fully advised of the other’s position.

13.1.3              The specific format for the discussions shall be left to the discretion of the designated representatives.

13.1.4              If the designated representatives fail to resolve the dispute, the Parties agree to escalate the dispute resolution process up to a higher executive level, and then to the CEO level, provided that the dispute shall not be escalated to any person that has a conflict of interest between the Parties.  Each level of informal dispute resolution will be allowed no more than fifteen (15) days, unless otherwise mutually agreed by the Parties.

13.2                        Formal Dispute Resolution.  If the informal dispute resolution procedures described in the foregoing section do not resolve the dispute, the Parties shall be free to seek a resolution of the dispute through a court of competent jurisdiction or other manner consistent with the terms and conditions with this Agreement, subject to Section 13.3 below.

13.3                        Obligation to Continue Performing.  At OCV’s option, Ascent shall continue to perform services under this Agreement pending resolution of the dispute, provided that (i) Ascent shall not be obligated to provide services for more than a period of sixty (60) days after Ascent provides OCV with notice that it believes it is entitled or that it intends to terminate this Agreement pursuant to Section 14; and (ii) OCV is current and continues to timely pay Ascent for all services under this Agreement pursuant to Section 9, except that all amounts disputed under Section 9.2 shall also be paid as if undisputed, provided that Ascent shall return to OCV such disputed amounts that are later determined by a court of competent jurisdiction to be due and payable to OCV.

Section 14.                                   Termination.

14.1                        Termination for Cause.  Either Party may terminate this Agreement in whole but not in part (a) upon thirty (30) days prior written notice, if the other Party commits a material breach of this Agreement and, in the case of a breach capable of being cured, fails to cure such breach within such thirty day-period after receiving written notice detailing the particulars of such breach, or (b) upon prior written notice by the terminating Party if (i) the other Party files a petition in bankruptcy or if such a petition is filed against such Party, (ii) the other Party takes advantage of any insolvency law, (iii) the other Party makes an assignment for the benefit of creditors, (iv) a receiver, liquidator or trustee is appointed in respect of all or a substantial portion of the other Party’s property or affairs, or (v) the other party incurably breaches a material term of this Agreement.

14.2                        Termination for Failure to Pay.  Without limitation of the provisions of Section 14.1, Ascent may terminate this Agreement, in whole but not in part, upon written notice to OCV, if OCV fails to pay any amount due and payable by the Payment Past Due Date after ten (10) days prior written notice by Ascent.

14.3                        Termination without Cause.  Beginning one year from the Effective Date, OCV may terminate the Agreement, in whole but not in part, upon six (6) months prior written notice, for any reason.  OCV’s compliance with Section 14.4 shall be its sole liability in connection with termination pursuant to this Section 14.3.

14.4                        Effect of Termination.

14.4.1              Expiration or Termination.  Upon the expiration or termination of this Agreement for any reason:

(a)                                  all licenses granted herein shall immediately terminate;

(b)                                  each Party shall return to the other all tangible materials embodying Confidential Information of the other in its possession or control; and

(c)                                  Ascent shall immediately comply with OCV’s instructions with respect to the transfer of any Packages, Equipment, Content or licensed software in Ascent’s possession.

14.4.2              Early Termination Fee.  The parties agree to the Early Termination Fee provision attached as Exhibit H and incorporated herein by reference.

Ascent shall use commercially reasonable efforts to mitigate its damages (including utilizing a satellite broker or seeking a release from its obligations under the Satellite Access Agreement) and OCV shall be entitled to a reimbursement by Ascent of the Early Termination Fee paid (after taking into account Ascent’s costs and expenses incurred in its mitigation efforts) to the extent that Ascent receives any payments or release from payment obligations due to its mitigation efforts.  Other than OCV’s third-party indemnification and confidentiality obligations, payment by OCV pursuant to this subsection shall be Ascent’s sole remedy and OCV’s sole liability for any breach or early termination by OCV.

14.5                        Repeated Service Failures.  Notwithstanding any term to the contrary, OCV may terminate this Agreement upon 30 days’ prior written notice if any of the following circumstances occur: (i) in any consecutive two month period, OCV is entitled to a Service Credit equal to 50% of the Monthly Fee for each of the two months; or (ii) for any reason (including Satellite or Satellite Transponder Failure or a Force Majeure Event), other than a reason which is OCV’s fault, the Content Distribution System is not operational for a period of 30 consecutive days.  If OCV terminates this Agreement pursuant to this Section, then (x) OCV’s sole liability under this Agreement shall be payment of all amounts owing to Ascent but unpaid through the date of termination, (y) such termination shall be Ascent’s sole liability and OCV’s sole remedy in connection with Ascent’s failure to meet its Content Distribution Services obligations under this Agreement, and (z) both parties’ third-party indemnification and confidentiality obligations shall survive such termination.  Notwithstanding the foregoing, nothing in this subsection shall be construed, upon the occurrence of the circumstances set forth above in 14.5(i), or (ii) to (aa) require OCV to terminate this Agreement pursuant to this subsection, (bb) limit OCV’s right to enforce the termination provision of its choice, or (cc) limit OCV’s remedies if OCV does not terminate the Agreement pursuant to this subsection.

14.6                        Duty of Cooperation.  Upon anticipated expiration or termination of this Agreement for any reason, Ascent shall reasonably cooperate in the transitioning of the Content Distribution Services provided under this Agreement to another service provider.  Such cooperation shall include reasonable telephonic assistance and transfer of any documents and files in Ascent’s possession necessary for a new service provider to perform the Content Distribution Services.  For assistance required after the effective date of termination or expiration of this Agreement,

OCV shall reimburse Ascent for its cost (as mutually agreed by the Parties) in providing such assistance.

Section 15.                                   Indemnification.

15.1                        Mutual Indemnification.  Ascent and OCV agree to indemnify, defend and hold the other Party, its parent and affiliated entities, and the officers, directors, employees, partners, shareholders and agents of each of the foregoing, harmless from and against any and all Losses arising out of or caused by (i) the breach of this Agreement by such Party, and (ii) any misrepresentation by such Party with respect to or in connection with the Content or Services.

15.2                        Indemnification by OCV.  OCV agrees to indemnify, defend and hold Ascent its parent and affiliated entities, and the officers, directors, employees, partners, shareholders and agents of each of the foregoing, harmless from and against any and all Losses (a) arising out of or caused by the Content or Equipment, including, without limitation, the alleged infringement or violation of the Content of any Law or of the rights of any third party, including, but not limited to, breach of contract, defamation, obscenity and indecency laws, civil right, property right, right of privacy, right of publicity, copyright, trademark right, or other right of any person, firm or corporation, and (b) associated with a claim by any owner or other provider of any of the Content, by any Equipment owner or by any subscriber or end customer of OCV against Ascent that relates to or arises out of Ascent’s provision of the Services in compliance with this Agreement.

15.3                        Exclusion.  Neither Party shall have an obligation to indemnify the other Party, which seeks indemnification (the “Indemnified Party”), for any Losses claimed by the Indemnified Party arising out of, or that would not have arisen but for the Indemnified Party’s: (i) breach of the Agreement; or (ii) negligence or willful misconduct.

15.4                        Indemnification by Ascent.  Ascent agrees to indemnify, defend and hold OCV its parent and affiliated entities, and the officers, directors, employees, partners, shareholders and agents of each of the foregoing, harmless from and against any and all Losses arising out of the alleged infringement of an Intellectual Property Right of a third party by the equipment (other than the Equipment) used by Ascent to provide the Services.

15.5                        Notice.  Promptly after receipt of any notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the Indemnified Party will seek indemnification pursuant to this Agreement from the other Party (“Indemnifying Party”), such Party shall notify the Indemnifying Party of such claim in writing.  No failure to so notify the Indemnifying Party shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate actual damages attributable to such failure.   The Indemnifying Party may, at its option, undertake the defense of any such claim and permit the Indemnified Party to participate therein at its own expense.  The settlement of any such claim by the Indemnified Party without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld) shall release the Indemnifying Party from its obligations hereunder with respect to the claim so settled.

Section 16.                                   Disclaimer of Damages.

16.1                        Limitation of Liability.  The parties agree to the Limitation of Liability provision attached hereto as Exhibit G and incorporated herein by reference.

16.2                        Ascent Disclaimer.  Provided that Ascent has complied with its obligations under this Agreement, Ascent shall not be liable or responsible for (i) any interception, or damages caused by interception of a scrambled signal, and (ii) any Content outside the points where such signal enters into or departs from Ascent’s Content Distribution System.

Section 17.                                   Confidentiality.

The Parties agree that they are bound by the terms of the Mutual Nondisclosure Agreement, dated August 23, 2002, by and between Ascent (under its former name, Liberty Livewire Corporation) and On Command Corporation attached hereto as Exhibit D (the “NDA”). The Parties agree that the terms and conditions of the NDA shall be incorporated by reference and form part of this Agreement. If there is a conflict between this Agreement and the NDA, the NDA shall take priority with regard to the creation, maintenance, use and protection of Confidential Information (as defined in the NDA) to the extent of the conflict. Notwithstanding the foregoing, the Parties agree that the term of the NDA shall automatically extend through the Term of this Agreement.

Section 18.                                   General Provisions

18.1                        Survival.  Sections 1 (Definitions), 11 (Intellectual Property), 10.4 (Insurance), 14.4 (Effect of Termination), 15 (Indemnification), 16 (Disclaimer of Damages), 17 (Confidentiality), and 18 (General Provisions) shall survive the expiration or termination of this Agreement for any reason.

18.2                        Assignment.  This Agreement shall not be assignable without the consent of the other Party (such consent not to be unreasonably withheld or delayed), except that no consent shall be required in connection with assignment of the Agreement to any entity controlling, controlled by or under common control with such party or in connection with the merger, consolidation, sale, or other transfer of all or substantially all the business and/or assets of OCV or of that part of the OCV’s business used in the performance of this Agreement.  Unauthorized assignment shall be void.  This Agreement shall be binding upon and shall inure to the benefit of the Parties’ authorized successors and assigns.  Except as expressly provided herein or upon OCV’s prior written consent, Ascent may not subcontract any portion of the Services.

18.3                        Release Of Information.  Neither Ascent nor OCV shall publicly announce or disclose the terms and conditions of this Agreement, or advertise or release any publicity regarding this Agreement, without the prior written consent of the other Party, except that either Party may disclose the terms of this Agreement to bona fide potential investors who have executed an agreement with such Party prohibiting further disclosure or use of any such disclosed terms in connection with evaluating an investment in such Party.  This provision shall survive the expiration, termination or cancellation of this Agreement.  Notwithstanding the foregoing, the Parties shall use commercially reasonable efforts to issue a joint press release regarding the services provided hereunder immediately after the execution of this Agreement, and after such joint press release, either Party may state, in the normal course of its business, that it does business with the other Party and the general nature of such business and that the Parties have entered into this Agreement and the nature of the services.

18.4                        Modification.  No representations or statements of any kind made by a representative of a Party, which are not stated herein, shall be binding on the Party unless made in writing and signed by a duly authorized representative of such Party.

18.5                        Relationship of Parties.  The Parties are independent contractors and nothing in this Agreement shall be construed as creating any agency, partnership, or other form of joint enterprise between the Parties.  Neither Party will have the authority to act or create any binding obligation on behalf of the other Party.

18.6                        Notices.  All notices required or permitted under this Agreement will be in writing and will be deemed delivered (a) when actually delivered if delivered in person, (b) one (1) day after being deposited in a recognized express, overnight delivery service, (c) when actually received if received by confirmed facsimile and such facsimile transmission is followed by a mailed copy, or (d) three (3) days after being deposited in the United States mail service, postage prepaid, addressed to the Party as follows:

If to OCV:

On Command Corporation

4610 S. Ulster
6th Floor
Denver, CO 80237

Facsimile: 720-873-3433
Attention: Tom Lambrecht

with a copy to:

On Command Corporation
4610 S. Ulster
6th Floor
Denver, CO 80237
Facsimile 720-873-3397
Attention: Pamela Strauss, Esq.

If to Ascent:

Ascent Media Group, Inc.
520 Broadway, 5th Floor
Santa Monica, CA  90401
Facsimile:  310-434-7006
Attention:  José A. Royo

with a copy to:

Ascent Media Group, Inc.
520 Broadway, 5th Floor
Santa Monica, CA  90401
Facsimile:  310-434-7005
Attention:  Legal Department

Either Party may change its address for notice purposes by notifying the other Party in accordance with this Section 18.6.

18.7                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its conflict of laws principles.

18.8                        Entire Agreement.  This Agreement, including its Exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous written or oral agreements or understandings between the Parties with respect to the subject matter hereof.  No amendment or modification to this Agreement will be effective unless made in writing and signed by both Parties.  In the event of any conflict between the terms hereof and those in any exhibits (except for Exhibit A, which is a stand-alone agreement and is not incorporated herein) hereto, the terms of this Agreement shall control unless expressly stated otherwise in this Agreement.

18.9                        Waiver.  Failure by either Party to exercise any rights under this Agreement in any one or more instances will not constitute a waiver of such rights in any other instance.  Waiver by a Party of any default under this Agreement will not be deemed a waiver of any other default.

18.10                 Severability.  If any provision of this Agreement shall be declared illegal, invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, all other provisions of this Agreement shall remain in full force and effect.

18.11                 Laws.  Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to Law, and wherever there is any conflict between any provision of this Agreement and any Law, such Law shall prevail; provided, however, that in such event the provision(s) of this Agreement so affected shall be curtailed and limited only to the extent necessary to permit compliance with the minimum legal requirement, no other provisions of this Agreement shall be affected thereby and all of such other provisions shall continue in full force and effect.

18.12                 No Third Party Beneficiaries.  The provisions of this Agreement are only for the benefit of the Parties hereto, and no third party may seek to enforce or benefit from such provisions.

18.13                 Costs.  Any costs incurred by either Party in enforcing this Agreement shall be borne by the nonprevailing party.

18.14                 Headings.  Headings used in this Agreement are for convenience of reference only and shall not be used to interpret any aspect of this Agreement.

18.15                 Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, and all of which together will constitute one and the same instrument.

18.16                 Drafting.  Neither Party shall be deemed to be the drafter of this Agreement, so that this Agreement shall not be construed against either Party on the basis that such Party was the drafter thereof.

IN WITNESS WHEREOF, duly authorized representatives of the undersigned Parties have executed this Agreement, to be effective as of the Effective Date.

Ascent Media Group, Inc.

By:	/s/ Richard C. Fickle
Richard C. Fickle
Executive Vice President

On Command Video Corporation

By:	/s/ Laurence M. Smith
Laurence M. Smith
Senior Vice President,
Sales and Distribution